Exhibit 99.1

Devcon International Corp. Announces Close of Sale of Construction Division Assets

Boca Raton, FL.— March 22, 2007—Devcon International Corp. (NASDAQ: DEVC), a leading regional electronic security services provider, announced today that it has closed on the sale of the majority of the assets of its Construction Division. Donald L. Smith, Jr., Devcon’s former Chairman, is a principal of the buyer. The transaction was structured as a purchase of fixed assets, inventory and Customer Lists of the Construction Division for approximately $5.3 million. Devcon is retaining working capital of $6.7 million, including approximately $2.1 million in notes receivable, as of December 31, 2006. As a result of this transaction, Devcon will recognize a Loss from the Sale of Assets in the 4th quarter of 2006 of approximately $3.0 million. Any employee severance and other transaction-related expenses will be recognized in the 1st quarter of 2007. This transaction does not include the majority of Devcon’s United States real estate leaseholds.

About Devcon

Devcon has two operating divisions. The Security Division, (http://www.devcon-security.com) which provides electronic security services to commercial and residential customers in selected markets, is the eleventh largest security monitoring and alarm company in the U.S. and the second largest in Florida. The Materials Division, which represents a small portion of Devcon’s business, produces and distributes crushed stone, ready-mix concrete and concrete block on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Item 1A—Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2005 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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For More Information: Stan Smith (561) 955-7300 or SSmith@RPCP.com